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                                                                    EXHIBIT 10.1

                                    AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into this 16th day of September 2002, between JMAR TECHNOLOGIES, INC. (the "Company") and JOHN S. MARTINEZ, Ph.D. ("Martinez"), with reference to the following facts:

      A. Martinez and the Company are parties to that certain Amended and Restated Employment Agreement dated May 1, 1996, as amended September 7, 2001 (the "Employment Agreement");

      B. Martinez and the Company seek to novate and replace the Employment Agreement;

      C. The parties have agreed that Martinez will retire from his positions as President and Chief Executive Officer and accept certain deferred compensation and continued insurance coverage from the Company.

      NOW, THEREFORE, in consideration for the mutual promises contained herein and the premises set forth above, the parties agree as follows:

      1. Employment Agreement. Except as provided in Section 7, the terms and conditions of the Employment Agreement terminated as of August 15, 2002 (the "Retirement Date").

      2. Payments to Martinez. Martinez will receive the aggregate sum of One Million Two Hundred Seventy-Four Thousand Eight Hundred and Fifty Three Dollars ($1,274,853.00) ("Aggregate Payment"), less any tax or other legally required or mutually agreeable withholding, to be paid over a seventy-two (72) month period following the Retirement Date (the "Agreement Term"). The Aggregate Payment includes any and all accrued but unpaid vacation to which Martinez is entitled. As of the date this Agreement was executed, Martinez had received Fifteen Thousand Eight Hundred Fifty Two Dollars and Thirty Two Cents ($15,852.32) of the Aggregate Payment. The first payment after execution of this Agreement shall be due within fifteen days of the date this Agreement is executed, and thereafter payments will be made in equal installments according to the Company's regular payroll schedule. The Company will report the payments on an IRS form W-2 each year. In the event of Martinez' death between the date of this Agreement and the end of the Agreement Term, the Company shall continue to make the above-described payments to such person as Martinez shall designate in writing to the Company, or if no such designation is made, to the person determined to be entitled to receive such payment under Martinez's estate planning arrangements or, in the absence of such arrangements, to his estate. The Company shall also pay Martinez's reasonable attorneys' fees and costs incurred in the negotiations for and preparation of this Agreement.

      3. Employee Benefits. In addition to the above, in the event Martinez is eligible to continue the medical, dental and vision insurance coverage he enjoyed pursuant to the Employment Agreement, for the Agreement Term the Company will continue to pay the Company's portion of the premium for such coverage. In the event Martinez is not eligible for


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or elects not to continue the medical, dental or vision insurance coverage he enjoyed under the Employment Agreement but Martinez secures alternative or substitute comparable benefits such as Medicare and supplemental benefits insurance, the Company will reimburse Martinez the full cost of that comparable insurance coverage during the Agreement Term, even if the cost of such benefits increases during the Agreement Term. In the event Martinez elects an alternative or substitute benefit, Martinez shall not be required to contribute to these substitute benefits in an amount greater than the amount he pays for such benefits as of the Retirement Date.

      During the Agreement Term, the Company agrees to self-insure Martinez for accidental death and life insurance benefits such that in the event of Martinez' accidental or other death during the Agreement Term, the Company will pay to such person as Martinez shall designate in writing to the Company, or if no such designation is made, to the person determined to be entitled to receive such payment under Martinez's estate planning arrangements or, in the absence of such arrangements, to his estate, the benefits Martinez would have enjoyed under the Company's insurance policies had he remained employed by the Company during the Agreement Term. Specifically, in the event Martinez dies before he reaches the age of Seventy Five (75), Martinez' designee or estate is entitled to death benefits equal to Seventy Seven Thousand Two Hundred Dollars, and twice that amount in the event of "accidental death" as defined by the Company's insurance policies. If Martinez dies during the Agreement Term after he reaches the age of Seventy Five (75), his designee or his estate is entitled to death benefits of Forty Eight Thousand Two Hundred and Fifty Dollars, and twice that in the event of accidental death. The Company may at any time during the Agreement Term, in lieu of self-insuring and at its sole discretion, purchase life or accidental death insurance that will provide this same benefit to Martinez.

      The Company shall provide Martinez's spouse with notice of the maximum COBRA insurance benefits available under federal and state laws. In the event Martinez' spouse elects to continue coverage under COBRA or secures substitute benefits such as Medicare and supplemental benefits insurance, the cost for such continued coverage will be borne by Martinez' spouse.

      In the event Martinez elects alternative or substitute comparable benefits and the cost of such benefits is less than the amount paid by the Company for such benefits during the Agreement Term, the amount saved by the Company shall be applied by the Company toward the premiums incurred by Martinez' spouse during the Agreement Term in the event she elects to continue coverage pursuant to COBRA or secures substitute benefits such as Blue Cross, Medicare and supplemental benefits insurance.

      4. Ongoing Relationship. The Company shall nominate Martinez for the position of director at the first annual shareholders' meeting following the execution of this Agreement and shall take all action to fully support his election at such meeting. Martinez shall receive the same compensation and benefits for his service as a director as "outside" directors receive during any period he serves as a director. If an election of directors occurs at a special meeting of shareholders during that period, the Company is obligated to support Martinez' election at such meeting. If for any reason he is not elected by the shareholders as a director, such event shall not affect Martinez' right to all non-director benefits described in this Agreement.


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      5. Stock Options and Warrants. Attached to this Agreement as Schedule A is a schedule of all qualified and non-qualified stock options and warrants held by Martinez as of the Retirement Date. Effective on the Retirement Date, all unvested stock options and warrants shall become fully vested. All stock options and warrants listed in Part 1 of Schedule A shall be amended to provide for expiration dates as detailed in Schedule A.

      With regard to the warrants listed in Part 2 of Schedule A (the "Loan Warrants"), in the event Martinez ceases to be a director of the Company prior to August 15, 2008, the Company agrees to take appropriate action in the future to continue the exercisability of the Loan Warrants to August 15, 2008.

      6. Remedies For Breach Of Agreement By Company. If a breach of this Agreement by the Company occurs, whether a failure to pay sums due hereunder in a timely manner or a failure to observe other terms and conditions of the Agreement, Martinez shall have the right to demand acceleration of the payment of the sums due hereunder as follows: In the event that the Company is delinquent by more than ten (10) days in making the payments when due or for any other breach, then it shall be obligated, at Martinez' option, to double the regular payments to Martinez until the total sum of One Million Two Hundred Seventy-Four Thousand Eight Hundred and Fifty Three Dollars ($1,274,853.00) has been paid, including payments made before the breach. At such times as the full One Million Two Hundred Seventy-Four Thousand Eight Hundred and Fifty Three Dollars ($1,274,853.00) has been paid to Martinez, the Agreement Term shall be deemed terminated.

      7. Confidential Information. Martinez shall continue to be bound during the Agreement Term to the provisions of the Employment Agreement regarding maintaining the confidentiality of information and the protection of Company property.

      8. Releases.

            a. Release of the Company. Except for claims under the Workers' Compensation Act and the Unemployment Insurance Code and rights as a vested shareholder, in consideration for the payment set out in paragraph 2 and other agreements set forth above, Martinez releases and forever discharges the Company, its present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims, demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties to date, including the termination of his employment relationship. Martinez also releases and waives any and all legal or administrative claims arising under any express or implied contract, law (federal, state or administrative), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the Older Workers Benefit Protection Act, as amended ("OWBPA") (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this agreement is executed by Martinez).


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            b. Martinez' Waiver of ADEA claims. Martinez acknowledges that with this document he has been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that Martinez has been given twenty-one (21) days from the date he received this Agreement in which to consider entering into the waiver of the ADEA claims, if any. If Martinez decides to sign before the expiration of 21 days, he acknowledges that he is doing so knowingly and voluntarily. In addition, Martinez acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to 7 days after executing this Agreement. To be effective, any revocation must be in writing, signed, dated and delivered to Dennis Valentine at the Company no later than 7 days from the date on which Martinez signs this Agreement. If the 7th day falls on a weekend or holiday, the revocation must be delivered the next business day.

            c. Release of Martinez. The Company on behalf of itself, its officers, directors, stockholders, agents, servants, representatives, employees, affiliates, predecessors and successors in interest, and their heirs, executors, administrators and assigns hereby releases and forever discharges Martinez and his agents, servants, representatives, heirs, executors, administrators and assigns of and from any and all past, present or future claims, demands, obligations, actions, rights, damages, expenses and compensation of any nature whatsoever, whether based on a tort, contract or other theory of recovery, which the Company now has arising from events occurring up to the date hereof.

            d. Waiver of Section 1542. By executing this Agreement, the parties acknowledge that they have read the document and have had the opportunity to receive independent legal advice with respect to executing this Agreement and have expressly waived the rights and benefits they otherwise might have under California Civil Code Section 1542, which provides:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE [COMPANY].

      9. Indemnification. The Company will protect, defend, indemnify and hold Martinez harmless from and against any and all demands, claims, recoveries, obligations, losses, damages and liabilities and all related costs, expenses (including reasonable attorneys' fees), interest and penalties which Martinez may incur or suffer which arise from, result from or relate to (i) the performance of his services under the Employment Agreement, (ii) his position as a director during the Agreement Term.

      10. Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of the Company, whether by merger, purchase or otherwise, and the Company may assign this Agreement to any subsidiary or affiliate of the Company and Martinez may assign his right to receive the payments described in Paragraph 2 of this Agreement.


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      11. Representations. All parties represent and warrant as follows:

            a. They have read this Agreement, understand its contents, and understand its legal effect and binding nature. Each party further acknowledges that he or it is acting voluntarily and of his or its free will in executing this Agreement.

            b. They have received independent legal advice from their respective attorneys with respect to the advisability of executing this Agreement, and with respect to its meaning.

            c. The Parties affirm their present competence to enter into this Agreement, with respect to the advisability of executing this Agreement, and with respect to its meaning.

            d. Each signatory is mentally competent as of the date he signs this Agreement, and this Agreement has been freely executed and entered into without duress.

            e. No party and no officer, director, agent, partner, employee, consultant, representative or attorney of or for any party has made any statement or representation to any other party regarding any fact relied upon in entering into this Agreement. No party is relying upon any statement, representation or promise of the other party or any party's officer, director, agent, partner, employee, consultant, representative or attorney in executing this Agreement, except as expressly stated in this Agreement.

            f. The parties have made such independent investigation of the facts and law pertaining to this Agreement, and of all the matters related to it, as they deem necessary.

            g. Each party or its responsible signatory has read this Agreement and understands its contents. The representatives executing this Agreement on behalf of the Company are empowered to do so and thereby bind the Company.

            h. Each term of this Agreement is contractual and not merely a recital.

         12. Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return-receipt requested, with postage prepaid to:

             If to the Company:                 JMAR Technologies, Inc.
                                                5800 Armada Drive
                                                Carlsbad, CA 92008
                                                Attn: Chief Executive Officer

             If to the Employee:                John S. Martinez
                                                P.O. Box 1030
                                                Del Mar, CA 92014

Any party may change the address to which notices are to be sent to it or him by giving ten (10) days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.


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         13. Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

         14. Severability. If any one or more covenants, agreements or provisions herein contained shall be held or determined for any reason whatsoever to be invalid or unenforceable, either in whole or in part, then such covenants, agreements or provisions, or portion thereof, shall be null and void and shall be deemed separable from the remaining covenants, agreements or provisions hereof and shall in no way affect the validity of any of the other provisions hereof.

         15. Attorneys' Fees. The prevailing party in any litigation concerning the enforcement or interpretation of this Agreement shall be entitled to recover reasonable costs and attorneys' fees.

         16. Arbitration. All claims or disputes between or among the parties arising hereunder, which claims or disputes cannot be mutually resolved between or among the parties, shall be decided by the American Arbitration Association in accordance with the arbitration rules then in force with reference to the claim or dispute. Said arbitration will be held in San Diego County, California. Written notice of the demand for arbitration shall be filed by the party seeking arbitration with the other party and with the American Arbitration Association within a reasonable period of time after the dispute has arisen. The award rendered by the arbitrator(s) shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         17. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         18. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby, and no party shall be liable or bound except as expressly provided herein.

         19. Headings. The subject headings of sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.


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         20. Counterparts. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other executed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

JMAR TECHNOLOGIES, INC.,
a Delaware corporation

By:  /s/ Joseph G. Martinez                      /s/ John S. Martinez
     ---------------------------                 --------------------
     JOSEPH G. MARTINEZ,                         JOHN S. MARTINEZ, Ph.D.
     Interim Chief Executive Officer

By:  /s/ Dennis E. Valentine
     ---------------------------
     DENNIS E. VALENTINE,
     Chief Financial Officer


Approved by the Board of Directors effective September 16, 2002


By:  /s/ Vernon H. Blackman
     ---------------------------
     DR. VERNON H. BLACKMAN
     Chairman, Board of Directors

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